Exhibit 10.19

August 1, 2008

Chris Courts

Dear Chris:

I am pleased to provide to you this letter regarding your continued employment as the Vice-President of Finance of Regado Biosciences, Inc. (the “Company”). In this role, you will continue to report to the Company’s Chief Executive Officer.

The key terms and conditions of your continued employment by the Company are listed below:

•	A gross salary of $12,500.0 monthly (less taxes and authorized deductions) consistent with the Company’s normal payroll practices, which computes to $150,000.00 over a twelve-month period.

•

You will continue to be eligible to participate in the Company’s Equity Compensation Plan. Option shares may be awarded by the Company’s Board of Directors from time to time as determined by the Company’s Board of Directors.

•

You will be eligible for an annual bonus of twenty percent (20%). Bonus payouts will be determined by the Company’s Board of Directors in consultation with the Company’s Chief Executive Officer based upon the Company’s achievement of its 2008 corporate objectives (a copy of which previously has been provided to you), as well as your achievement of individual objectives as determined by the Company’s Chief Executive Officer.

•	The Company will reimburse your reasonable business expenses in accordance with the Company’s business expense policy.

•

In the event your employment is terminated by the Company (or its subsidiary) without cause (as defined below), (A) you will receive payments equal to the sum of twelve (12) months of salary and target bonus (less taxes and authorized deductions), to be paid bimonthly in accordance with the Company’s customary payroll practices, commencing sixty (60) days following such termination of employment (the “Severance Payments”); and (B) if you then participate in the Company’s medical and/or dental plans and you timely elect to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Company (or its subsidiary) will pay monthly on your behalf a portion of the cost of such coverage for the twelve (12) months after the date of your termination, which payments will be equal to the amount of the monthly premium for such coverage less the amount that you would have been required to pay if you had remained an active employee of the Company. Each of the Severance Payments shall be treated as a separate payment for purposes of

Code Section 409A. As used in this letter, “cause” will be defined as: (i) a material act or act of fraud committed by you that is intended to result in your personal enrichment to the detriment or at the expense of the Company; (ii) you are convicted of a felony; (iii) gross negligence or willful misconduct by you, or failure by you to perform the duties or obligations reasonably assigned to you by the Company’s Board of Directors or Chief Executive Officer from time to time, which is not cured upon ten (10) days prior written notice (unless such negligence, misconduct or failure is not susceptible of a cure); or (iv) you violate the Company’s Proprietary Information, Inventions and Noncompetition Agreement signed in conjunction with this letter as described below. As used in this letter, “good reason” will be defined as: (i) your base salary is decreased more than ten percent (10%) without your consent, unless the salaries of all employees at a similar management level are reduced simultaneously, (ii) your place of work is moved more than twenty-five (25) miles from its current location without your consent, or (iii) your title or responsibilities are materially diminished without your consent; provided, however, you will be deemed to consent to the action of the Company if you do not notify the Company in writing of your intent to leave for good reason within thirty (30) days of such action, and upon such notice to the Company, the Company shall have fifteen (15) days to take corrective action to eliminate the good reason. In the event of any termination of this letter for any reason other than a termination by the Company without cause, the Company will have no obligation or liability with respect to any obligations described above. The Company may terminate your employment at any time.

•

You will continue to be eligible for the Company’s benefits plan(s) offered or provided by the Company from time to time, subject to any vesting requirements that may be imposed by any such benefit plan.

•	You will be entitled to paid vacation in accordance with the Company’s vacation policies in effect for the Company’s executive team during your employment.

•

You will be responsible for all taxes assessed against you with respect to the compensation and benefits described in this letter, and the Company makes no representations as to the tax treatment of such compensation and benefits. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company reserves the right to modify this letter to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of Code Section 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Code Section 409A(a)(1). Notwithstanding, to the extent the Company determines that you are a “specified employee” to whom Code Section 409A(a)(2)(B)(i) applies with respect to any of the compensation and/or benefits described above, the Company will delay the payment of such compensation and/or the provision of such benefits until the date that is six months after the date of your separation from service (within the meaning of section 409A of the Code).

•

In order to receive the Severance Payments, you must timely execute a separation agreement and general release in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion. Notwithstanding anything to the contrary contained in this letter, the Company’s obligations to provide you with any severance will immediately cease if you breach any of the provisions of the

Company’s Proprietary Information, Inventions and Noncompetition Agreement or any other agreement you have with the Company, or if any provision of those agreements is determined to be unenforceable, to any extent, by a court or arbitration panel, whether by preliminary or final adjudication.

•

You represent that you continue to be free to accept employment with the Company without any contractual restrictions, express or implied, with respect to any of your prior employers and/or positions, and you understand that continued employment at the Company are contingent on the accuracy of this representation.

•

You agree to be bound by and to comply fully with all Company policies and procedures for employees, including but not limited to, all terms and conditions set forth in the Company’s employee handbook, compliance manual and any other memoranda and communications applicable to you pertaining to policies, procedures, rules and regulations, as currently in effect and as may be amended from time to time. These policies and procedures include, among other things and without limitation, your obligations to comply with Company rules regarding confidential and proprietary information and trade secrets, and to furnish accurate and complete information to the Company in connection with your employment.

•

This letter agreement is intended to comply with the requirements of Code Section 409A and regulations promulgated thereunder. To the extent that any provision in this letter agreement is ambiguous as to its compliance with Code Section 409A, the provision shall be read in such a manner so that no payments due under this letter agreement shall be subject to an “additional tax” as defined in Code Section 409A(a)(1)(B). In no event may you, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this letter agreement shall be made or provided in accordance with the requirements of Code 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of the fifth bullet point hereof unless you would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

This letter will be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. This letter will also be binding upon, inure to the benefit of and be enforceable by the parties hereto and their successors and assigns. You may not assign or otherwise transfer any of your rights or interests in this letter without the prior written agreement of the Company. Upon assignment by the Company to a successor, all of the rights and obligations of the parties under this letter will remain in effect except that the rights and obligations of the Company will become rights and obligations of the successor (and references herein to the Company will refer instead to the successor).

Nothing in this letter is intended to create a fixed term of employment at the Company or to guarantee your employment with the Company. Your employment with the Company is on an at will basis, meaning that the Company will be free to terminate your employment at any time, with or without cause and with or without notice, and that you will be free to terminate your employment at any time.

In connection with the execution and delivery of this letter, you will be required to sign the Company’s Proprietary Information, Inventions and Noncompetition Agreement, which will preclude your employment by, or active participation in, any competitor of the Company for up to one (1) year after termination of employment with the Company. You acknowledge and agree that this letter provides consideration to you to which you are not otherwise currently entitled.

On behalf of the Company, I trust you will find these terms of employment acceptable and look forward to continuing to have you as a valued member of the Company’s management team. Please give me a call for any clarification of this letter.

Kindly indicate your acceptance of this offer by signing the original offer letter, the Proprietary Information, Inventions and Noncompetition Agreement, and by returning them in the enclosed envelope. Please retain the duplicate copies for your records.

If possible, I would like to reach an agreement on these terms prior to August 1, 2008.

Thank you for your keen interest in the Company.

Sincerely,

/s/ David J. Mazzo
David J. Mazzo
CEO

Enclosures as stated

ACCEPTED:	/s/ Chris Courts	DATE:	8/1/08
Chris Courts

4